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          EXHIBIT 18 - LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE


                      BEMIS COMPANY, INC. AND SUBSIDIARIES
                 PRICEWATERHOUSECOOPERS LLP PREFERABILITY LETTER
                    REGARDING CHANGE TO FIFO INVENTORY METHOD



To the Board of Directors
of Bemis Company, Inc.

Dear Directors:

We have been furnished with a copy of the Corporation's Form 10-Q for the quarter ended June 30, 1999. Note 1 therein describes a change in the method of determining the cost of inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method.It should be understood that the preferability of one acceptable method of inventory accounting over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment.Based upon our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for inventories in conformity with Accounting Principles Board Opinion No. 20.

We have not made an audit in accordance with generally accepted auditing standards of the financial statements of Bemis Company, Inc. for the three-month or six-month periods ended June 30, 1999, or June 30, 1998, and accordingly, we express no opinion thereon or on the financial information filed as part of the Form 10-Q of which this letter is to be an exhibit.

Yours very truly,




/s/PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
July 20, 1999